Exhibit (d)(7)

CONFIDENTIAL DISCLOSURE AGREEMENT

THIS CONFIDENTIAL DISCLOSURE AGREEMENT (the “Agreement”) is made as of the last dated signature below (the “Effective Date”) by and between Dicerna Pharmaceuticals Inc., a Delaware corporation with a business address at 33 Hayden Avenue, Lexington, Massachusetts 02421 (Tel: 617-621-8097; Fax: 6l7-252-0976)(“Dicerna”), and Novo Nordisk A/S, with a business address at Novo Alle I, 2880 Bagsvaerd, Denmark (“COMPANY”) (each a “Party” and, collectively, the “Parties”).

1.

Background. Dicerna and Company intend to engage in communications and/or activities for the purpose summarized in Exhibit A. In the course of these communications and activities, Dicerna and COMPANY may disclose or deliver to each other certain Confidential Information (defined below). This Agreement will govern those disclosures and deliveries.

2.	Definitions.

2.1    “Affiliate” means any person or entity that controls or is controlled by or is under common control with the Company and/or Dicerna, as the case may be. The term “control” shall mean the possession of at least fifty percent (50%) of the share capital or voting rights or of the power to influence and direct the policies and direction of the management and policies of an entity. Novo Holdings A/S, the Novo Nordisk Foundation, and Novozymes A/S and their respective Excluded Affiliates (other than Company and its subsidiaries) are not considered Affiliates of Company. “Excluded Affiliates” means with respect to Novo Holdings A/S, the Novo Nordisk Foundation, and Novozymes A/S and any person, corporation, company, partnership, joint venture or other entity, which controls, is controlled by, or is under common control with such entities.

2.2    “Confidential Information” means any scientific, technical, trade or business information including, without limitation, Research Materials (defined below), formulations, techniques, methodology, assay systems, formulae, protocols, SOPs, procedures, tests, equipment, data, reports, know-how, sources of supply, patent positioning, relationships with consultants and employees, pricing, business plans and business developments, information concerning the existence, scope or activities of any research, development, manufacturing, marketing or other projects of the Disclosing Party (e.g. plans, rational, competitive strategy or other information related to developing or marketing products or technology covered by Disclosing Party’s patents, patent applications or published patent applications), and any other confidential information about or belonging to the Disclosing Party’s suppliers, licensors, licensees, partners, affiliates, customers, potential customers or others”), whether disclosed orally or in writing, in graphic or electronic form and regardless of whether such information is designated as confidential at the time of its disclosure, that a reasonable person would believe to be confidential and/or proprietary based on the circumstances of its disclosure. This Agreement, the terms hereof and the fact that negotiations hereunder have taken place shall also be deemed Confidential Information.

2.3    Examples of Confidential Information. For purposes of illustration, the Confidential Information may be contained in various media, including, without limitation, records of research data and observations, records and results of pre-clinical and clinical trials, patent applications, scientific manuscripts, posters or abstracts not yet published, regulatory filings, tests, test results, computer programs, manuals, plans, drawings, designs, specifications, supply and customer lists, internal financial data and other documents and records of the Disclosing Party, whether or not labeled or identified as “Confidential.”

2.4    Exceptions. “Confidential Information” does not include information that: (a) was known to the Receiving Party at the time it was disclosed, other than by previous disclosure by the Disclosing Party, as evidenced by the Receiving Party’s written records at the time of disclosure; (b) is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Agreement; (c) is lawfully and in good faith made available to the Receiving Party by a third party who did not derive it, directly or indirectly, from the Disclosing Party; (d) is independently developed by the Receiving Party without the use of the Disclosing Party’s Confidential Information; or (e) is approved for disclosure by prior written consent of the Disclosing Party.

2.5    “Research Materials” include, without limitation, genes, RNA sequences, DNA sequences, modified nucleic acid sequences, plasmids, vectors, clinical results, cells, cell lines, animal data, toxicology data, antibodies, biological substances, and any constituents, conjugates, derivatives, chemically modified versions thereof or replications thereof or therefrom, together with all reagents, chemical compounds or other materials.

2.6    “Disclosing Party” means the Party disclosing its Confidential Information.

2.7    “Receiving Party” means the Party to whom Confidential Information is disclosed.

2.8    “Party” shall mean Dicerna or COMPANY.

3.	Confidentiality.

3.1    Acknowledgment Regarding Ownership. Dicerna and COMPANY each acknowledge that the other is and shall always remain the sole owner of its Confidential Information.

3.2    Nondisclosure of Confidential Information. Receiving Party agrees to treat Confidential Information as confidential and the exclusive property of the Disclosing Party. Receiving Party shall not directly or indirectly publish, disseminate or otherwise disclose, deliver or make available to any person outside its organization any of the Disclosing Party’s Confidential Information. Receiving Party may disclose the Disclosing Party’s Confidential Information to persons within their respective organizations and to their respective Affiliates who/which have a need to receive such Confidential Information in order to further the purposes of this Agreement and who/which are bound to protect the confidentiality of such Confidential Information, as set forth in Section 3.5 below. Receiving Party may disclose the Disclosing Party’s Confidential Information to a governmental authority or by order of a court of competent jurisdiction, provided that such disclosure is subject to all applicable governmental or judicial protection available for like material and, to the extent practicable and permitted by applicable law, reasonable advance notice is given to the Disclosing Party.

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3.3    Use of Confidential Information. Receiving Party shall use the Disclosing Party’s Confidential Information solely for the purpose(s) set forth in Exhibit A or for such other purposes as may be agreed upon by the Parties in writing. The Receiving Party will not reverse-engineer, disassemble, re-assemble or decompile any sample, product, tangible specimen, or software provided to it by the Disclosing Party.

3.4    Physical Protection of Confidential Information. Receiving Party shall exercise all commercially reasonable precautions to physically protect the integrity and confidentiality of the Disclosing Party’s Confidential Information using the same degree of care that it uses to protect the confidentiality of its own Confidential Information (but in no event less than reasonable care agree to treat Confidential Information as confidential). The Receiving Party shall promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of Confidential Information and will assist the Disclosing Party in regaining possession of such Confidential Information and preventing further unauthorized use or disclosure.

Agreements with Personnel and Affiliates. Receiving Party shall ensure that its authorized persons (third parties) who are permitted access to the Disclosing Party’s Confidential Information under this Agreement are notified of the obligations hereunder and are contractually or legally bound by comparable confidentiality and non-use obligations as those set forth in this Agreement on such authorized persons (third parties). Each Party shall be responsible for any breach of this Agreement by its authorized persons.

4.	Expiration; Termination.

4.1    Expiration; Return of Research Materials and Confidential Information. This Agreement will expire one (1) years from the Effective Date of this Agreement (“Term”). Upon expiration, or sooner the Disclosing Party’s request, the Receiving Party shall promptly return to the Disclosing Party all Research Materials and Confidential Information, with the exception that the Receiving Party may retain one copy of the Confidential Information for archival purposes and any electronic backup copies maintained in the ordinary course of business, all of which shall remain subject to the confidentiality obligations hereunder. Upon expiration, the obligations for confidentiality under this Agreement shall expire seven (7) years from the termination hereof, unless otherwise changed or modified in writing by the Parties.

4.2    Termination for Breach. Prior to expiration, however, either Party may terminate this Agreement immediately upon written notice to the other Party if it determines that the other Party has breached its confidentiality obligations. In this event, the Party in breach shall promptly return to the other, all Confidential Information and its confidentiality obligations will continue indefinitely.

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5.    Representations and Warranty.

5.1    Warranties by Each Party. Disclosing Party warrants and represents to the Receiving Party that: (a) with regard to the Confidential Information disclosed under this Agreement that it has the right to disclose this information, whether considered Confidential Information or not, to the Disclosing Party for purposes of this Agreement.

6.    Miscellaneous.

6.1    Remedies. Confidential Information is a unique and valuable asset of its Disclosing Party and that Disclosing Party may be irreparably damaged if the Receiving Party breaches this Agreement. If the Receiving Party disseminates, publishes or discloses to any third party or uses in any other manner not permitted in this Agreement, any Confidential Information in breach of this Agreement, or threatens or appears to be preparing to do so, in addition to any other remedy to which the Disclosing Party may be entitled, the Disclosing Party shall be entitled to seek an injunction restraining the Receiving Party from breaching or further breaching this Agreement and compensation for damages.

6.2    Entire Agreement. This Agreement constitutes the entire agreement of the Parties with regard to its subject matter summarized in Exhibit A, and supersedes all previous written or oral representations, agreements and understandings between Dicerna and COMPANY.

6.3    Intellectual Property Ownership. The Receiving Party acknowledges and agrees that the Disclosing Party reserves all patent, patent applications, know-how, technology, inventions, copyrights, trademarks, trade secret information or other intellectual property rights in and to any Confidential Information covered by this Agreement and provided to the other Party. Notwithstanding anything to the contrary herein, this Agreement shall not constitute a license, assignment, or any other rights expressed or implied under any patent nor shall it constitute an option or other right to any such patent license.

6.4    Publicity/Advertising. Neither Party shall use the name of the other Party in any publicity, advertising or information disseminated to the general public without the prior written approval of the other Party.

6.5    Government Compliance. Both Parties represent that they shall conduct any tests or evaluations done for the purposes of this Agreement in compliance with all applicable federal, state and local laws, regulations and guidelines including, but not limited to all safety and environmental standards and requirements. Both Parties shall observe safe and diligent handling procedures during the any such tests or evaluations.

6.6    Commercial Use. The Receiving Party further agrees that it will not make any commercial use, in whole or in part of such Confidential Information, without the Disclosing Party’s prior written consent.

6.7    Advice of Counsel. Each Party acknowledges and agrees that this Agreement shall not be deemed to have been drafted by one party or another and shall be construed accordingly. The Parties have reviewed this Agreement in its entirety and acknowledge

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that each has had a full opportunity to negotiate its terms. This Agreement and all provisions hereof shall in all cases be construed, according to the fair meaning of the language used.

6.8    Severability. If one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and all other provisions shall remain in full force and effect. If any provision of this Agreement is held to be excessively broad, it shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law.

6.9    Alternative Dispute Resolution. Any dispute arriving between the Parties under this Agreement shall be resolved by arbitration under the rules of the by the International Chamber of Commerce (“ICC”) administered in accordance with Rules of ICC. The place of arbitration shall be New York, New York, and all proceedings and communications shall be in English.

6.10    Applicable Law. This Agreement shall in all events and for all purposes be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the choice of laws principles thereof.

6.11    Notices. Any notice required or permitted under this Agreement shall be sufficient if in writing and delivered personally or sent by registered or certified mail, if to Dicerna at:

Dicerna Pharmaceuticals Inc.

33 Hayden Avenue

Lexington, Massachusetts 02421

Attn: Legal Department

or if to Novo Nordisk A/S, at:

Novo Nordisk A/S

Novo Alle 1

2880 Bagsvaerd

Denmark

Attention: CVP of Global Business Development

with a copy to:

Novo Nordisk A/S

Novo Alle 1

2880 Bagsvaerd

Denmark

Attention: General Counsel

6.12    Third-Party Beneficiary. Except as specifically set forth herein, this Agreement is solely for the benefit of the Parties and their respective successors and permitted assigns, and no other person or entity has any right, benefit, priority or interest under or because of the existence of this Agreement.

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6.13    Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any provision of this Agreement when such failure or delay is caused by or results from causes, beyond the reasonable control of the affected Party, including but not limited to fire, floods, embargoes, war, acts of war (whether war is declared or not), insurrections, riots, terrorist acts, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any court or governmental authority.

6.14 Schedules & Exhibits. All schedules and exhibits referred to in this Agreement are incorporated herein by reference and form an integral part of this Agreement.

6.15. Counterparts & Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. A facsimile or other electronically transmitted copy of this Agreement, including the signature pages, will be deemed an original. The Parties to this document also agree that a copy of the original signature (including an electronic copy) may be used for any and all purposes for which the original signature may have been used. The Parties further waive any right to challenge the admissibility or authenticity of this document in a court of law based solely on the absence of an original signature.

6.16    IP Disclosure Notification. The disclosure of any information, data or results hereunder will not be considered a “publication” thereof for patent or copyright purposes, nor will it constitute release of said information, data or results into the public domain. Nothing herein shall be construed as preventing a Party from itself using in any manner or disclosing to third parties any and all its own information and/or as a commitment of either Party to enter into any further agreement and/or any business arrangement with the other Party.

6.17    Anti-Corruption. Each Party agrees, on behalf of itself and any Affiliates to comply with the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 and/or any applicable laws relating to anti-corruption, anti-kickbacks and anti-money laundering. The Parties also agree that neither shall make any facilitating payments with regards to the work outlined herein.

6.18    Securities Laws. Each Party acknowledges that the shares of the other Party are publicly listed and that, as a result, any information pertaining to either Party, its Affiliates or their respective businesses and/or projects may potentially constitute privileged and/or price sensitive information concerning such Party within the meaning of applicable securities laws. Therefore, each Party undertakes to comply, and to cause its (and its Affiliates’) directors, employees, officers, advisors, consultants and agents to comply, with all applicable securities laws (in particular, without limitation however, any insider trading rules) regarding information disclosed to it from either Party.

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6.19    Binding Effect & No Assignment. This Agreement is binding upon and will inure to the benefit of the Parties and their respective heirs, successors and permitted assigns. This Agreement may not be superseded, transferred, assigned, amended or modified except by written agreement between the Parties; provided however, that a Party may assign this Agreement to an Affiliate without written consent and that either Party may, without such consent, assign its rights and obligations under this Agreement to an unrelated third party in connection with a merger, acquisition, consolidation or sale of substantially all of the business to which this Agreement relates.

IN WITNESS WHEREOF, duly authorized representatives of Dicerna and COMPANY have signed this Agreement as a document under seal as of the Effective Date, whereupon this shall become a binding agreement between the Parties, subject to the laws and the jurisdiction of the Commonwealth of Massachusetts. Each individual signing on behalf of a corporate entity hereby personally represents and warrants his or her legal authority to legally bind that entity.

DICERNA PHARMACEUTICALS, INC.		NOVO NORDISK A/S

By:	/s/ Christo Shalish	By:	/s/ Karin Conde-Knape

Name:	Christo Shalish	Name:	Karin Conde-Knape

Title:	VP, Business Development	Title:	SVP Global Drug Discovery

Date:	3/4/2021	Date:	3/9/2021

Duly Authorized		Duly Authorized

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Exhibit A

Summary of Subject and Purposes of Communications

The purpose of communication is to discuss general matters relating to each other’s business and technology. The discussions will include Dicerna platform RNAi technology and biosynthetic production capabilities. Company will discuss its products and their strategies for improving the products that Dicerna can produce.

Discussion will include extrahepatic targets and GalXC-Plus platform.

COMPANY may disclose confidential information relating to its development, analytical and production capabilities.